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                                                                    Exhibit 99.1


FINANCIAL COMMUNICATIONS CONTACT: THE ALPINE GROUP CONTACT:  POLYVISION CONTACT:
--------------------------------- -------------------------  -------------------
John G. Nesbett                   Suzanne D. Fernandez       Joseph A. Menniti
Lippert/Heilshorn & Associates    Corporate Communications   President & CEO
212-838-3777, ext. 303            212-757-3333               718-433-2170
E-mail: jgn@lhai.co

         POLYVISION COMPLETES ALLIANCE INTERNATIONAL GROUP ACQUISITION AND
                            RECAPITALIZATION WITH ALPINE

          New York, New York, November 20, 1998 - PolyVision Corporation (AMEX:PLI), and its largest shareholder The Alpine Group, Inc. (NYSE:AGI) jointly announced today that PolyVision Corporation completed the previously
reported acquisition of Alliance International Group, Inc.   Formerly owned by
Wind Point Partners III, L.P. and certain minority stockholders, Alliance is a leading manufacturer of ceramic on steel products used in visual displays and writing surfaces for schools, conference rooms and other business environments. The purchase price was approximately $67.0 million in cash and $8.0 million in a 10% convertible subordinated note due 2007. The acquisition followed the government's favorable review of the transaction under the Hart-Scott-Rodino Act and PolyVision's recapitalization transaction with Alpine.

          Joseph A. Menniti, Chief Executive Officer of PolyVision, stated that "Alliance more than doubles the revenues of our writing surface and visual communications manufacturing businesses to approximately $100.0 million." "Completing this acquisition will have an immediate impact across a wide range of activities. Coupling Alliance's existing sales network with PolyVision's distribution system opens new domestic and international channels that will lead to higher sales of writing surfaces and other visual communications products and will also enhance manufacturing and support efficiencies."


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          He continued, "Taking full advantage of the well established Alliance brand name, customer base, international sales force and other assets of both Alliance and our wholly-owned subsidiaries, Greensteel, Inc. and Posterloid Corp., provides an extensive foundation from which to expand ceramic on steel-related uses and develop other proprietary industrial products."

          Mr. Menniti concluded, "PolyVision now stands at or very near the top of the nation's manufacturers of ceramic writing surfaces and visual communications products. From this prominent position, we will accelerate our penetration in this growing marketplace, while at the same time increase our worldwide position through the introduction of new and existing products."

          Alliance manufactures ceramic on steel for various applications. It has been principally involved in producing writing surfaces for use in schools, conference rooms and other business environments. Alliance also produces proprietary projection screen surfaces and various building components using screen printed and non-screen printed ceramic on steel such as exterior panels, tunnel walls and ceilings, and other interior surfaces. Alliance is headquartered in Norcross, Georgia, with manufacturing facilities in Oklahoma, Belgium, France and Denmark. It had approximately $60.0 million in revenues during calendar 1997.

          Following the closing of the acquisition, Michael H. Dunn, the former Chairman and Chief Executive Officer of AIG, was named the President and Chief Operating Officer of PolyVision, and elected to PolyVision's Board of Directors. Mr. Dunn commented, "We at AIG are pleased to be combining with a strategic owner like PolyVision. Having the opportunity to


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run the combined companies allows us to create a unique and substantial player in the markets we serve."

          Fleet National Bank served as the lead bank in a financing syndicate which provided $85.0 million of senior debt, working capital and subordinated debt financing to complete the acquisition and fund existing operations. A line of credit for further synergistic acquisitions is expected to be put into place after closing. Additionally, The Alpine Group, Inc. purchased for $5.0 million cash from PolyVision shares of a 9% Series C Convertible Preferred Stock, the proceeds of which PolyVision applied to the purchase price for Alliance.

          Prior to the completion of the Alliance acquisition, PolyVision and Alpine also completed their previously reported recapitalization. Pursuant to that transaction, Alpine exchanged $25.2 million preferred stock in PolyVision (and associated accrued dividends) and indebtedness of approximately $7.5 million due from PolyVision for approximately 5.2 million shares of PolyVision common stock and approximately $12.5 million in 9% convertible preferred stock of PolyVision. As a result, Alpine owns directly approximately 48% of PolyVision's current outstanding common stock, inclusive of 17% of its common stock currently owned. The recapitalization will not result in any material gain or loss by Alpine.

          Steven S. Elbaum, Chairman and Chief Executive Officer of Alpine, commented that "We strongly supported PolyVision's acquisition of Alliance. We believe that PolyVision's expanded operations, focused strategy and strong management team will enhance shareholder value. The recapitalization with Alpine will also facilitate PolyVision's continuing growth strategy and enhance Alpine shareholder value."


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          PolyVision, headquartered in Long Island City, New York, operates through two subsidiaries, Greensteel, Inc. and Posterloid Corp. Greensteel manufactures custom-designed and engineered writing, projection and other display surfaces and casework for educational and institutional markets. Posterloid manufactures point-of-sale display products for the fast food and financial services markets.

          The Alpine Group, Inc., headquartered in New York, NY, is a holding company with operations in two principal businesses. Superior TeleCom (NYSE:SUT), Alpine's 50.1% owned subsidiary, is the leading manufacturer and supplier of telecommunications copper wire and cable products to telephone companies in North America. Superior also develops and manufactures voice and data multiplexers and other electronics and signal processing components and systems. Alpine's 83.4% owned refractories business, Premier Refractories International, Inc. is a global manufacturer and supplier of refractory products and services to steel makers, aluminum, cement, glassmaking and other industries around the world.

                                   *    *    *

          EXCEPT FOR THE HISTORICAL INFORMATION HEREIN, THE MATTERS DISCUSSED IN THIS NEWS RELEASE INCLUDE FORWARD-LOOKING STATEMENTS THAT MAY INVOLVE A NUMBER OF RISKS AND UNCERTAINTIES. ACTUAL RESULTS MAY VARY SIGNIFICANTLY BASED ON A NUMBER OF FACTORS, INCLUDING, BUT NOT LIMITED TO, RISKS RELATED TO POLYVISION'S HISTORY OF OPERATING LOSSES AND ACCUMULATED DEFICIT, PRODUCT AND TECHNOLOGY DEVELOPMENT, MARKET ACCEPTANCE OF NEW PRODUCTS AND CONTINUING PRODUCT DEMAND, THE IMPACT OF COMPETITIVE PRODUCTS AND PRICING, POLYVISION'S DEPENDENCE ON THE CONSTRUCTION MARKET GENERALLY, FUTURE CAPITAL REQUIREMENTS, CHANGING ECONOMIC CONDITIONS, INCLUDING CHANGES IN SHORT-TERM INTEREST RATES, AND OTHER RISK FACTORS DETAILED IN THE COMPANY'S MOST RECENT ANNUAL REPORT AND OTHER FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.


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